Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 25, 2012 by and between PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Corporation”), and Thomas E. Skains, (the “Officer”).

WITNESSETH:

WHEREAS, the Officer is an executive employed by the Corporation pursuant to an Employment Agreement dated December 1, 1999 (the “Existing Employment Agreement”); and

WHEREAS, the Board of Directors of the Corporation has determined that the continued retention of the services of the Officer on a long-term basis as described herein is in the best interest of the Corporation in that (a) it promotes the stability of senior management of the Corporation; (b) it enables the Corporation to obtain and retain the services of a well-qualified executive officer with extensive contacts in the natural gas industry; and (c) it secures the continued services of the Officer notwithstanding any change in control of the Corporation; and

WHEREAS, the services of the Officer, his experience and knowledge of the Corporation’s industry, and his reputation and contacts in the Corporation’s industry are valuable to the Corporation; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

WHEREAS, the Corporation and the Officer desire to amend and restate the terms and conditions of the Existing Employment Agreement to meet current needs; and

WHEREAS, in addition to this Agreement, the parties have entered into a Severance Agreement (the “Severance Agreement”), which sets forth certain rights and obligations of the Officer and certain rights and obligations of the Corporation in the event of a “Potential Change of Control” (as defined in the Severance Agreement) or following a “Change in Control” (as defined in the Severance Agreement). Use of the phrases “Potential Change of Control” and “Change in Control” herein shall have the meanings ascribed to those phrases in the Severance Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. The Corporation will continue to employ the Officer and the Officer hereby accepts such continued employment, upon the terms and conditions stated herein, as President & Chief Executive Officer of the Corporation. The Officer shall continue to render such administrative and management services to the Corporation as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Corporation and perform such other duties as shall from time to time be reasonably prescribed by the Directors or the Chief Executive Officer of the Corporation. It is understood that the Officer’s continued election as an officer of the Corporation is dependent upon action by the Board of Directors of the Corporation from time to time and that, subject to the provisions of Section 7 of this Agreement, the Officer’s title and/or duties may change from time to time; provided that following a Change in Control and during the term of the Severance Agreement any action affecting a change in title and/or duties shall be subject to the Severance Agreement.

2. Base Salary. The Corporation shall pay the Officer during the term of this Agreement as compensation for all services rendered by him to the Corporation a base salary in such amounts and at such intervals as shall be commensurate with his duties and responsibilities hereunder. Initially such base salary shall be the current base salary in effect for the Officer. The Officer’s base salary may be increased from time to time to reflect the duties required of the Officer. In reviewing the Officer’s base salary, the Board of Directors of the Corporation shall consider the overall performance of the Corporation, the overall performance of the Officer and the service of the Officer rendered to the Corporation and its subsidiaries and changes in the cost of living. The Board of Directors may also provide for performance or merit increases. Participation by the Officer in any incentive, deferred compensation, stock option, stock purchase, bonus, pension, life insurance or other employee benefit plans which may be offered by the Corporation from time to time and participation in any fringe benefits provided by the Corporation shall not cause a reduction of the base salary payable to the Officer. The Officer will be entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of the Corporation.

3. Participation in Incentive, Retirement and Employee Benefit Plans; Fringe Benefits. The Officer shall be entitled to participate in any plan relating to incentive compensation, stock options, stock purchase, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Corporation has adopted, or may from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans.

The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Corporation’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Board of Directors. The Corporation shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his service on behalf of the Corporation.

4. Term. The initial term of employment under this Agreement shall be for a one-year period commencing on the date hereof; provided that this Agreement shall automatically be extended to a full one-year period on each successive day during the term of this Agreement. The effect hereof shall be that the Agreement shall at all times remain subject to a term of one year, unless (i) written notice has been given that the Agreement shall not be extended as provided in this Section 4, or (ii) the Agreement is terminated pursuant to Section 7. If written notice from the Corporation or the Officer is delivered to the other party advising the other party that this Agreement is not to be further extended, then upon such notice, the Agreement shall terminate on the second anniversary of the date of notice. Notwithstanding the foregoing, no extension shall cause this Agreement to extend beyond the date of the annual shareholder meeting following the date the Officer attains age sixty-five (65), or such later retirement date as may be approved pursuant to the Corporation’s Senior Officer Mandatory Retirement Policy as in effect from time to time. Upon any extension, the base salary of the extended agreement shall be the base salary in effect on the effective date of such extension.

5. Loyalty; Noncompetition

(a) The Officer shall devote his best efforts to the performance of his duties and responsibilities under this Agreement.

(b) During the term of this Agreement, or any renewals hereof, the Officer agrees he will not own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with the Corporation or any of its subsidiary corporations without the prior written consent of the Corporation. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent (5%) of the outstanding stock or other securities of any corporation which has its securities publicly traded on any recognized securities exchange or in any established over-the-counter market.

The Officer shall hold in confidence all knowledge or information of a confidential nature with respect to the business of the Corporation or any subsidiary of the Corporation received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Corporation.

The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Section 5 and agrees that, in the event of a breach of this Section, injunctive relief enforcing the terms of this Section is an appropriate remedy.

6. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors. The Corporation will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

7. Termination and Termination Pay.

(a) Change of Control. Following a Change in Control and during the term of the Severance Agreement, this Agreement shall become null and void except with respect to any rights or obligations accruing prior to the Change in Control and the rights and obligations of the Officer and the Company, including any termination of the Officer, shall be subject to the provisions of the Severance Agreement.

(b) By Death. The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event the Officer’s estate shall be entitled to receive all compensation due the Officer through the last day of the calendar month in which his death shall have occurred.

(c) By Total Disability. Except for that period of time following a Change in Control and during the term of the Severance Agreement, the Officer’s employment under this Agreement shall be terminated upon the total permanent disability of the Officer during the term of this Agreement, in which event the Officer shall receive all compensation, including bonuses, through the date of determination of such disability and for a period of 90 days thereafter. For purposes of this Section, the Officer shall be deemed to have suffered permanent disability upon the determination of such status by the United States Social Security Administration or a certification to such effect by the Officer’s regular physician.

(d) By Officer. Except as provided in Section 4 of the Severance Agreement, the Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Board of Directors. Upon such termination, the Officer shall be entitled to receive all compensation, including bonuses, through the effective date of such termination.

(e) By Corporation. Except for that period of time following a Change of Control and during the term of the Severance Agreement, the Board of Directors may terminate the Officer’s employment at any time, but any such termination by the Board of Directors, other than termination for cause, shall not prejudice the Officer’s right to continue to receive payment of all compensation and the continuance of benefits for a period of 12 months from the effective date of termination or until such time as the Officer reaches 65 years of age (whichever is less). The Officer shall have no right to receive compensation or other benefits (other than vested benefits) for any period after “termination for cause.” Termination for cause shall mean termination because of the Officer’s personal dishonesty, incompetence, willful material misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful material violation of a law, rule or regulation (other than traffic or traffic-related violations or similar offenses) or final cease-and-desist order, or material breach of any provisions of this Agreement.

(f) Costs and Expenses. In the event any dispute shall arise between the Officer and the Corporation as to the terms or interpretation of this Agreement, including this Section 7, whether instituted by formal legal proceedings or otherwise, including any action taken by Officer to enforce the terms of this Section 7 or in defending against any action taken by the Corporation, the Corporation shall reimburse the Officer for all costs and expenses, proceedings or actions in the event the Officer prevails in any such action.

8. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Corporation that shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Corporation.

(b) Since the Corporation is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Corporation.

9. Code Section 409A.

(a) Delay of Certain Payments. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Corporation determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) would otherwise be payable or distributable under this Agreement by reason of the Officer’s termination of employment, then to the extent necessary to comply with Code Section 409A:

(i) if the payment or distribution is payable in a lump sum, the Officer’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Officer’s death or the seventh month following the Officer’s termination of employment; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Officer’s termination of employment will be accumulated and the Officer’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Officer’s death or the seventh month following the Officer’s termination of employment and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

(b) Expense Reimbursements. To the extent any expense reimbursement or in-kind benefit to which the Officer is or may be entitled to receive under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, then (i) such reimbursement shall be paid to the Officer as soon as administratively practicable after the Officer submits a valid claim for reimbursement, but in no event later than the last day of the Officer’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Officer shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Officer, and (iii) the Officer’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided. Any modification, waiver or amendment shall be made consistent with the terms and conditions of the Severance Agreement.

11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Effect on Existing Employment Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the Officer’s continued employment by the Corporation and supersedes in all respects the Existing Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

CORPORATION:

ATTEST:	Piedmont Natural Gas Company, Inc.

/s/ Judy Z. Mayo
Asst Secretary
	By:	/s/ Kevin M. O’Hara
Kevin M. O’Hara
Senior Vice President & Chief Administrative Officer

OFFICER:

	By:	/s/ Thomas E. Skains